As filed with the Securities and Exchange Commission on July 20, 2004
Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

CONNECTICUT WATER SERVICE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Connecticut (State or Other Jurisdiction of incorporation)	4941 (Primary Standard Industrial Classification Code Number)	06-0739839 (IRS Employer Identification Number)

93 West Main Street
Clinton, Connecticut 06413
(860) 669-8636

(Address, Including Zip Code, and Telephone Number, including area code, of Registrant’s Principal Executive Offices)

CONNECTICUT WATER SERVICE, INC.
2004 PERFORMANCE STOCK PROGRAM
(Full Title of Plan)

David C. Benoit Connecticut Water Service, Inc.	With a copy to:
93 West Main Street Clinton, Connecticut 06413 Telephone: (860) 669-8630 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)	Edward B. Whittemore, Esq. Murtha Cullina LLP CityPlace, 29th Floor 185 Asylum Street Hartford, Connecticut 06103 Telephone: (860) 240-6075

CALCULATION OF REGISTRATION FEE
Proposed
Title of each class of		maximum	Proposed maximum	Amount of
securities to be	Amount to be	offering price per	aggregate offering	registration
registered	Registered	share (3)	Price (3)	fee

Common Stock, Without Par Value(1)	700,000 shares(2)	$24.78	$17,346,000.00	$2,197.74

(1)	This Registration Statement also pertains to Preference Share Purchase Rights (“Rights”) of the Registrant. Until the occurrence of certain prescribed events, the Rights are not exercisable, will be evidenced by the certificates for the Common Stock and will be transferred along with and only with the Common Stock.

(2)	In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional shares of Common Stock and Rights as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Based upon the average of the high and low prices reported for the Common Stock in the Nasdaq National Market System on July 15, 2004.

EXPLANATORY STATEMENT

     This Registration Statement relates to 700,000 shares of common stock, without par value (“Common Stock”), of Connecticut Water Service, Inc. (the “Company”), together with the related Preference Share Purchase Rights, to be issued pursuant to stock options and other awards granted under the Connecticut Water Service, Inc. 2004 Performance Stock Program (the “Program”) to eligible employees, non-employee directors and consultants of the Company or its subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Program as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     The Company shall furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this registration statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Connecticut Water Service, Inc., Attention: Michele G. DiAcri, Corporate Secretary, 93 West Main Street, Clinton, CT 064103, telephone: 1-800-428-3985, extension: 3015.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)	The Company’s Proxy Statement dated March 12, 2004 for the Company’s Annual Meeting of Shareholders held on April 23, 2004;

(c)	The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004;

(d)	The Company’s current report on Form 8-K filed on April 15, 2004;

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the document referred to in (a) above;

(f)	The description of the Company’s Common Stock which is contained in its registration statement filed under the 1934 Act, and any amendment or report filed under the 1934 Act for the purpose of updating such description; and

(g)	The description of the Company’s Preference Share Purchase Rights contained in the Registration Statement on Form 8-A filed with the Commission on September 28, 1998 to register its Preference Share Purchase Rights pursuant to Section 12(g) of the 1934 Act, including any amendments or reports filed for purposes of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Certain information contained in this registration statement summarizes, is based upon, or refers to, information contained in one or more exhibits to this Registration Statement. Accordingly, the information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 33-771(a) of the Connecticut Business Corporation Act (“CBCA”) provides that the Company shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is a director of the Company against liability incurred in the proceeding if such individual acted in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the Company, and, in all other cases, that his or her conduct was at least not opposed to the best interests of the Company. For indemnification in the case of any criminal proceeding, a director must have had no reasonable cause to believe his or her conduct was unlawful. Section 33-776 of the CBCA provides that the Company shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is an officer of the Company to the same extent as if the individual was a director of the Company under Section 33-771.

     The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA. Section 771(d) of the CBCA provides that, unless ordered by a court, the Company shall not indemnify a director under Section 33-771 of the CBCA in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771 of the CBCA, or in connection with any proceeding with respect to conduct for which the director was found liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

     Section 33-772 of the CBCA requires the Company to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he or she was a director of the Company against reasonable expenses incurred by him in connection with the proceeding.

     Section 33-773 of the CBCA provides that the Company may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director. The director is required to deliver a written affirmation of his good faith belief that he has met the relevant standard of conduct described in Section 33-771 of the CBCA and an undertaking to repay any funds advanced if such director is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct.

     Section 33-775 of the CBCA provides that the Company shall not indemnify a director under Section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in Section 33-711. For directors, the determination and authorization required by Section 33-775 may be made by, if there are two or more disinterested directors, a majority vote of all the disinterested directors or by a majority vote of the members of a committee of two or more disinterested directors, by special legal counsel, or by the shareholders. For officers, the determination and authorization required by Section 33-775 may be also be made by the general counsel of the Company or such other or additional officer or officers as the board of directors may specify.

     Articles Sixth and Seventh of the Amended and Restated Certificate of Incorporation, as amended, of the Company provide for indemnification of directors, officers and other persons as follows:

SIXTH:     The personal liability of any person who is or was a director of the Company to the Company or its stockholders for monetary damages for breach of duty as a director is hereby limited to the amount of the compensation received by the director for serving the Company during the year or years in which the violation occurred so long as such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Company, or (v) create liability under Section 33-757 of the Connecticut General Statutes. Any lawful repeal or modification of this provision of the Amended and Restated Certificate of Incorporation of the Company by the stockholders and the Board of Directors of the Company shall not adversely affect any right or protection of a person who is or was a director of the Company existing at or prior to the time of such repeal or modification.

SEVENTH:     A.     The Company shall, to the fullest extent permitted by law, indemnify its directors from and against any and all of the liabilities, expenses and other matters referred to in or covered by the Connecticut Business Corporation Act. In furtherance and not in limitation thereof, the Company shall indemnify each director for liability, as defined in subsection (5) of Section 33-770 of the Connecticut General Statutes, to any person for any action taken, or any failure to take any action, as a director, except liability that (i) involved a knowing and culpable violation of law by the director, (ii) enabled the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) showed a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Company, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Company, or (v) created liability under Section 33-757 of the Connecticut General Statutes; provided that nothing in this sentence shall affect the indemnification of or advance of expenses to a director for any liability stemming from acts or omissions occurring prior to the effective date of this Article SEVENTH.

The Company shall indemnify each officer of the Company who is not a director, or who is a director but is made a party to a proceeding in his or her capacity solely as an officer, to the same extent as the Company is permitted to provide the same to a director, and may indemnify such persons to the extent permitted by Section 33-776 of the Connecticut General Statutes.

The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

B.     Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid for or reimbursed by the Company to the fullest extent permitted by law in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that such director or officer is not entitled to be indemnified by the Company.

C.     The Company may indemnify and pay for or reimburse the expenses of employees and agents not otherwise entitled to indemnification pursuant to this Article SEVENTH on such terms and conditions as may be established by the Board of Directors.

D.     No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the indemnification of any director, officer, employee or agent of the Company for or with respect to any acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal, nor shall any such amendment or repeal apply to or have any effect on the obligations of the Company to pay for or reimburse in advance expenses incurred by a director, officer, employee or agent of the Company in defending any action, suit or proceeding arising out of or with respect to any acts or omissions occurring prior to such amendment or repeal.

     Section 33-777 of the CBCA authorizes the Company to purchase and maintain insurance on behalf of the Company’s directors and officers. The directors and officers of the Company are covered by liability insurance. The Company has also purchased an insurance policy covering the possible liability of its officers and employees, as well as directors and former directors, for any losses or liability they might incur in their positions as administrators of The Connecticut Water Company Employees’ Retirement Plan and Trust.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Connecticut Water Service, Inc. 2004 Performance Stock Program (incorporated by reference from Exhibit A to the Company’s Proxy Statement dated March 12, 2004 for the Annual Meeting of Shareholders held on April 23, 2004).

4.2	Rights Agreement, dated as of August 12, 1998 (as amended on October 30, 2001), between Connecticut Water Service, Inc. and Registrar and Transfer Company, which includes the form of the Certificate of Amendment of Certificate of Incorporation with respect to Series A Junior Participating Preference Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Shares of Preference Stock as Exhibit C (incorporated by reference from Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Commission on September 25, 1998).

5	Opinion of Murtha Cullina LLP (filed herewith).

23.1	Consent of Murtha Cullina LLP (included in the opinion filed as Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith).

24	Power of Attorney (See Page 8).

Item 9. Undertakings

A.	Undertaking to Update Annually

     The undersigned registrant hereby undertakes:

     (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;)

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Undertaking With Respect to Incorporating Subsequent 1934 Act Documents By Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Undertaking With Respect to Indemnification of Directors, Officers or Controlling Persons

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton and State of Connecticut on the 20th day of July, 2004.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ Marshall T. Chiaraluce

Name: Marshall T. Chiaraluce Title: President, Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Marshall T. Chiaraluce, David C. Benoit, and Michele G. DiAcri, and each of them singly, such person’s true and lawful attorneys, with full power to them and each of them to sign for such person and in such person’s name and capacity indicated below any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all such amendments.

Signature	Title	Date

/s/ Marshall T. Chiaraluce Marshall T. Chiaraluce (Principal Executive Officer)	Director, President, Chairman of the Board and Chief Executive Officer	July 20, 2004
/s/ David C. Benoit David C. Benoit (Principal Financial and Accounting Officer)	Vice President - Finance, Chief Financial Officer and Treasurer	July 20, 2004
/s/ Roger Engle Roger Engle	Director	July 19, 2004

Signature	Title	Date
/s/ Mary Ann Hanley Mary Ann Hanley	Director	July 19, 2004
/s/ Marcia L. Hincks Marcia Hincks	Director	July 17, 2004
/s/ Mark G. Kachur Mark G. Kachur	Director	July 13, 2004
/s/ Ronald D. Lengyel Ronald D. Lengyel	Director	July 14, 2004
/s/ David A. Lentini David A. Lentini	Director	July 13, 2004
/s/ Robert F. Neal Robert F. Neal	Director	July 19, 2004
/s/ Arthur C. Reeds Arthur C. Reeds	Director	July 13, 2004
/s/ Lisa J. Thibdaue Lisa J. Thibdaue	Director	July 15, 2004
/s/ Carol P. Wallace Carol P. Wallace	Director	July 19, 2004
/s/ Donald B. Wilbur Donald B. Wilbur	Director	July 13, 2004

EXHIBIT INDEX

Exhibit No.

5	Opinion of Murtha Cullina LLP

23.2	Consent of PricewaterhouseCoopers LLP